Exhibit 2.1

DESCRIPTION OF IMPERIAL PETROLEUM INC.’S SECURITIES

REGISTERED PURSUANT TO SECTION 12

OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED

References in this description to the “Company,” “we,” “our,” “or “us” are to Imperial Petroleum Inc. Defined terms used but not defined herein have the meaning given to them in our Annual Report on Form 20-F to which this description is an exhibit.

The common stock of Imperial Petroleum Inc., par value $0.01 per share (the “Common Stock”), and 8.75% Series A Cumulative Redeemable Perpetual Preferred Stock, par value $0.01 per share, liquidation preference $25.00 per share (the “Series A Preferred Shares”), are the only securities of the Company registered under Section 12 of the Securities Exchange Act of 1934, as amended. Other than the Series A Preferred Shares, none of the Company’s preferred stock, par value $0.01 per share (the “Preferred Stock”) is so registered. This description does not describe every aspect of the Company’s capital stock and is subject to, and qualified in its entirety by reference to, the provisions of the Company’s Restated Articles of Incorporation, as amended, including the Series A Preferred Shares Statement of Designations, and the Company’s Amended and Restated By-laws, each as currently in effect, each of which is incorporated by reference as an exhibit to the Annual Report on Form 20-F of the Company, to which this description is filed as Exhibit 2.1.

Authorized Capitalization

Under our amended and restated articles of incorporation, our authorized capital stock consists of 2,000,000,000 shares of common stock, par value $0.01 per share, and 200,000,000 shares of preferred stock, par value $0.01 per share. All of our shares of stock are in registered form. As of April 15, 2026, the Company had 50,000,620 shares of common stock issued and 45,213,658 shares of common stock outstanding, 795,878 shares of 8.75% Series A Cumulative Redeemable Perpetual Preferred Stock and 16,000 shares of Series B Preferred Stock issued and outstanding, as well as Class A Warrants to purchase up to 2,867 shares of common stock at an exercise price of $18.75 per share, Class B Warrants to purchase up to 786,800 shares of common stock at an exercise price of $24.00 per share, Class C Warrants to purchase up to 1,347,267 shares of common stock at an exercise price of $8.25 per share, Class D Warrants to purchase up to 173,334 shares of common stock at an exercise price of $12.00 per share, Class E Warrants to purchase up to 3,166,666 shares of common stock at an exercise price of $2.00 per share, Class F Warrants to purchase up to 9,523,900 shares of common stock at an exercise price of $6.30 per share, Class G Warrants to purchase up to 9,523,900 shares of common stock at an exercise price of $6.30 per share, and underwriters warrants to purchase up to 36,800 shares of common stock at an exercise price of $20.625 per share, 114,999 shares of common stock at an exercise price of $30.00 per share and 139,393 shares of common stock at an exercise price of $10.3125 per share.

Common Stock

Under our amended and restated articles of incorporation, we are authorized to issue up to 2,000,000,000 shares of common stock, par value $0.01 per share, of which there were 48,900,620 shares issued and 44,648,737 shares outstanding as of December 31, 2025 and 50,000,620 shares issued and 45,213,658 shares outstanding as of April 15, 2026. As of April 15, 2026, we also had outstanding Class A Warrants to purchase up to 2,867 shares of common stock at an exercise price of $18.75 per share, Class B Warrants to purchase up to 786,800 shares of common stock at an exercise price of $24.00 per share, Class C Warrants to purchase up to 1,347,267 shares of common stock at an exercise price of $8.25 per share, Class D Warrants to purchase up to 173,334 shares of common stock at an exercise price of $12.00 per share, Class E Warrants to purchase up to 3,166,666 shares of common stock at an exercise price of $2.00 per share, Class F Warrants to purchase up to 9,523,900 shares of common stock at an exercise price of $6.30 per share, Class G Warrants to purchase up to 9,523,900 shares of common stock at an exercise price of $6.30 per share, and underwriters warrants to purchase up to 36,800 shares of common stock at an exercise price of $20.625 per share, 114,999 shares of common stock at an exercise price of $30.00 per share and 139,393 shares of common stock at an exercise price of $10.3125 per share.

Each outstanding share of common stock is entitled to one vote, either in person or by proxy, on all matters that may be voted upon by their holders at meetings of the stockholders. Holders of our common stock (i) have equal ratable rights to dividends from funds legally available therefore, if declared by the Board of Directors; (ii) are entitled to share ratably in all of our assets available for distribution upon liquidation, dissolution or winding up; and (iii) do not have preemptive, subscription or conversion rights or redemption or sinking fund provisions. All issued common stock when issued will be fully paid for and non-assessable.

Dividends. We currently intend to retain our future earnings, if any, to fund the development and growth of our business. Our board of directors will, however, evaluate our dividend policy consistent with our cash flows and liquidity requirements and we may consider paying dividends on our common stock depending on future performance of our business and financial condition. Declaration and payment of any future dividend is subject to the discretion of our Board of Directors. The timing and amount of dividend payments will be dependent upon our earnings, financial condition, cash requirements and availability, restrictions in our loan agreements, or other financing arrangements, the provisions of Marshall Islands law affecting the payment of distributions to stockholders and other factors, and will be subject to the priority of our Series A Preferred Stock, which, as described elsewhere in this report, earn dividends at a dividend rate of 8.75% per annum per $25.00 of liquidation preference per share. Because we are a holding company with no material assets other than the stock of our subsidiaries, our ability to pay dividends will depend on the earnings and cash flow of our subsidiaries and their ability to pay dividends to us. Marshall Islands law generally prohibits the payment of dividends other than from surplus or while a company is insolvent or would be rendered insolvent upon the payment thereof.

Warrants

General. As of April 15, 2026, we had outstanding Class A Warrants to purchase up to 2,867 shares of common stock at an exercise price of $18.75 per share, Class B Warrants to purchase up to 786,800 shares of common stock at an exercise price of $24.00 per share, Class C Warrants to purchase up to 1,347,267 shares of common stock at an exercise price of $8.25 per share, Class D Warrants to purchase up to 173,334 shares of common stock at an exercise price of $12.00 per share, Class E Warrants to purchase up to 3,166,666 shares of common stock at an exercise price of $2.00 per share, Class F Warrants to purchase up to 9,523,900 shares of common stock at an exercise price of $6.30 per share, Class G Warrants to purchase up to 9,523,900 shares of common stock at an exercise price of $6.30 per share, and underwriters warrants to purchase up to 36,800 shares of common stock at an exercise price of $20.625 per share, 114,999 shares of common stock at an exercise price of $30.00 per share and 139,393 shares of common stock at an exercise price of $10.3125 per share.

The following summary of certain terms and provisions of the Class A Warrants, Class B Warrants, Class C Warrants, Class D Warrants, Class E Warrants, Class F Warrants and Class G Warrants is not complete and is subject to, and qualified in its entirety by the provisions of the forms of Class A Warrants, Class B Warrants, Class C Warrants, Class D Warrants, Class E Warrants, Class F Warrants and Class G Warrants, respectively, which are each filed as an exhibit to this Annual Report.

Exercisability. The Class A Warrants are exercisable at any time after their original issuance, of February 2, 2022, up to the date that is five years after their original issuance (February 2, 2027). The Class B Warrants are exercisable at any time after their original issuance, of March 23, 2022, up to the date that is five years after their original issuance (March 23, 2027). The Class C Warrants are exercisable at any time after their original issuance, of May 19, 2022, up to the date that is five years after their original issuance (May 19, 2027). The Class D Warrants are exercisable at any time after their original issuance, of June 15, 2022, up to the date that is five years after their original issuance (June 15, 2027). The Class E Warrants are exercisable at any time after their original issuance, of August 15, 2023, up to the date that is five years after their original issuance (August 15, 2028). The Class F Warrants and the Class G Warrants are exercisable at any time after their original issuance, of December 1, 2025, up to the date that is five years after their original issuance (December 1, 2030). The Class A Warrants, Class B Warrants, Class C Warrants, Class D Warrants, Class E Warrants, Class F Warrants and Class G Warrants are exercisable, at the option of each holder, in whole or in part by delivering to us a duly executed exercise notice and, at any time a registration statement registering the issuance of the common stock underlying the Class A Warrants, Class B Warrants, Class C Warrants, Class D Warrants, Class E Warrants, Class F Warrants or Class G Warrants under the Securities Act is effective and available for the issuance of such shares, or an exemption from registration under the Securities Act is available for the issuance of such shares, by payment in full in immediately available funds for the number of shares of common stock purchased upon such exercise. If a registration statement registering the issuance of the common stock underlying the Class A Warrants, Class B Warrants, Class C Warrants, Class E Warrants, Class F Warrants, Class G Warrants or the resale of the common stock underlying the Class D Warrants, under the Securities Act is not effective or available and, in the case of the Class A Warrants, Class B Warrants, Class C Warrants, Class E Warrants, Class F Warrants and Class G Warrants, an exemption from registration under the Securities Act is not available for the issuance of such shares, the holder may, in its sole discretion, elect to exercise the Class A Warrant, Class B Warrants, Class C Warrants, Class D Warrants, Class E Warrants, Class F Warrants or Class G Warrants through a cashless exercise, in which case the holder would receive upon such exercise the net number of shares of common stock determined according to the formula set forth in the Class A Warrant, Class B Warrants, Class C Warrants, Class D Warrants, Class E Warrants, Class F Warrants or Class G Warrants. No fractional shares of common stock will be issued in connection with the exercise of a Class A Warrant, Class B Warrant, Class C Warrant, Class D Warrant, Class E Warrants, Class F Warrant or Class G Warrant. In lieu of fractional shares, we will pay the holder an amount in cash equal to the fractional amount multiplied by the exercise price.

Exercise Limitation. A holder will not have the right to exercise any portion of the Class A Warrants, Class B Warrants, Class C Warrants, Class D Warrants, Class E Warrants, Class F Warrants or Class G Warrants if the holder (together with its affiliates) would beneficially own in excess of 4.99% (or, upon election by a holder prior to the issuance of any Class A warrants, Class B Warrants, Class C Warrants, Class D Warrants, Class E Warrants, Class F Warrants and Class G Warrants, 9.99%) of the number of shares of our common stock outstanding immediately after giving effect to the exercise, as such percentage ownership is determined in accordance with the terms of the warrants. However, any holder may increase or decrease such percentage to any other percentage not in excess of 9.99%, upon at least 61 days’ prior notice from the holder to us with respect to any increase in such percentage.

Exercise Price. The exercise price per whole share of common stock purchasable upon exercise of the Class A Warrants is $18.75 per share, upon exercise of the Class B Warrants is $24.00 per share, upon exercise of the Class C Warrants is $8.25 per share, upon exercise of the Class D Warrants is $12.00 per share and upon exercise of the Class E Warrants is $2.00 per share, upon exercise of the Class F Warrants is $6.30 per share and upon exercise of the Class G Warrants is $6.30 per share. The exercise price and number of shares of common stock issuable upon exercise will adjust in the event of certain stock dividends and distributions, stock splits, stock combinations, reclassifications or similar events affecting our common stock.

Transferability. Subject to applicable laws, the Class A Warrants, Class B Warrants, Class C Warrants, Class D Warrants, Class E Warrants, Class F Warrants and Class G Warrants may be offered for sale, sold, transferred or assigned without our consent.

Exchange Listing. We do not intend to apply for the listing of the Class A Warrants, Class B Warrants, Class C Warrants, Class D Warrants, Class E Warrants, Class F Warrants or Class G Warrants on any stock exchange. Without an active trading market, the liquidity of the Class A Warrants, Class B Warrants, Class C Warrants, Class D Warrants, Class E Warrants, Class F Warrants and Class G Warrants will be limited.

Rights as a Stockholder. Except as otherwise provided in the Class A Warrants, Class B Warrants, Class C Warrants, Class D Warrants, Class E Warrants, Class F Warrants or Class G Warrants or by virtue of such holder’s ownership of our common stock, the holder of a Class A Warrant, Class B Warrant, Class C Warrants, Class D Warrants, Class E Warrants, Class F Warrants or Class G Warrants does not have the rights or privileges of a holder of our common stock, including any voting rights, until the holder exercises the warrant.

Fundamental Transactions. In the event of a fundamental transaction, as described in the Class A Warrants, Class B Warrants, Class C Warrants, Class D Warrants, Class E Warrants, Class F Warrants and Class G Warrants and generally including, with certain exceptions, any reorganization, recapitalization or reclassification of our common stock, the sale, transfer or other disposition of all or substantially all of our properties or assets, our consolidation or merger with or into another person, the acquisition of more than 50% of our outstanding common stock, or any person or group becoming the beneficial owner of 50% of the voting power represented by our outstanding common stock, the holders of the Class A Warrants, Class B Warrants, Class C Warrants, Class D Warrants, Class E Warrants, Class F Warrants and Class G Warrants will be entitled to receive upon exercise of the warrants the kind and amount of securities, cash or other property that the holders would have received had they exercised the warrants immediately prior to such fundamental transaction. Additionally, as more fully described in the Class A Warrant, Class B Warrant, Class C Warrants, Class D Warrants, Class E Warrants, Class F Warrants and Class G Warrants, as applicable, in the event of certain fundamental transactions, the holders of the Class A Warrants, Class B Warrants, Class C Warrants, Class D Warrants, Class E Warrants, Class F Warrants and Class G Warrants will be entitled to receive consideration in an amount equal to the Black Scholes value of the Class A Warrants, Class B Warrants, Class C Warrants, Class D Warrants, Class E Warrants, Class F Warrants or Class G Warrants, respectively, on the date of consummation of such transaction.

Governing Law. The Class A Warrants, Class B Warrants, Class C Warrants, Class D Warrants, Class E Warrants, Class F Warrants and Class G Warrants and related warrant agency agreement, as applicable, are governed by New York law.

Underwriter’s Warrants. The February 2022 Representative’s Purchase Warrants, issued to the representative of the underwriters of our February 2022 underwritten public offering, have substantially similar terms as the Class A Warrants other than that they will be exercisable for up to an aggregate of 36,800 shares of common stock at any time, and from time to time, in whole or in part, during the period commencing July 31, 2022 and expiring January 31, 2027 at an exercise price of $20.625 per share. These warrants are governed by New York law.

The March 2022 Representative’s Purchase Warrants, issued to the representative of the underwriters of our March 2022 underwritten public offering, have substantially similar terms as the Class B Warrants other than that they will be exercisable for up to an aggregate of 115,000 shares of common stock, at any time, and from time to time, in whole or in part, during the period commencing September 18, 2022 and expiring March 18, 2027 at an exercise price of $30.00 per share. These warrants are governed by New York law.

The May 2022 Representative’s Purchase Warrants, issued to the representative of the underwriters of our May 2022 underwritten public offering, have substantially similar terms as the Class C Warrants other than that they will be exercisable for up to an aggregate of 139,394 shares of common stock, at any time, and from time to time, in whole or in part, during the period commencing November 12, 2022 and expiring May 16, 2027 at an exercise price of $10.3125 per share. These warrants are governed by New York law.

Preferred Stock

Under our amended and restated articles of incorporation, we are authorized to issue up to 200,000,000 shares of preferred stock, par value $0.01 per share, of which 800,000 shares have been designated as Series A Preferred Stock, of which 795,878 shares of Series A Preferred Stock are outstanding as of December 31, 2025 and April 15, 2026; 16,000 shares have been designated as Series B Preferred Stock, all of which were outstanding as of December 31, 2025 and April 15, 2026. The undesignated authorized preferred stock may be issued in one or more series and our Board of Directors, without further approval from our stockholders, is authorized to fix the dividend rights and terms, conversion rights, voting rights, redemption rights, liquidation preferences and other rights and restrictions relating to any series. Issuances of preferred stock, while providing flexibility in connection with possible financings, acquisitions and other corporate purposes, could, among other things, adversely affect the relative voting power of the holders of our common stock. See “Description of Series A Preferred Stock” and “Description of Series B Preferred Stock” below.

Transfer Agent and Registrar

Equiniti Trust Company, LLC is the transfer agent and registrar for Imperial Petroleum common stock and Series A Preferred Stock, and the warrant agent for the Class A, B and C Warrants.

Listing

Our common stock is listed on the Nasdaq Capital Market under the symbol “IMPP.” Our Series A Preferred Stock is listed on the Nasdaq Capital Market under the symbol “IMPPP.”

Description of Series A Preferred Stock

The following description of the Series A Preferred Stock does not purport to be complete and is subject to, and qualified in its entirety by reference to the Statement of Designations designating the Series A Preferred Stock (the “Statement of Designations”) and setting forth the rights, preferences and limitations of the Series A Preferred Stock. A copy of the Statement of Designations, is filed as an exhibit to this Annual Report.” References to “Imperial Petroleum Inc.,” “we,” “our” and “us” refer specifically to Imperial Petroleum Inc.

General

As of December 31, 2025 and April 15, 2026, there were 800,000 Series A Preferred Stock authorized, and 795,878 Series A Preferred Stock issued and outstanding. We may, without notice to or consent of the holders of the then-outstanding Series A Preferred Stock, authorize and issue additional Series A Preferred Stock as well as Parity Securities and Junior Securities and, subject to the further limitations described under “—Voting Rights”, Senior Securities.

The holders of our common stock are entitled to receive dividends out of assets legally available for that purpose at times and in amounts as our board of directors may from time to time determine. Upon the occurrence of a liquidation, dissolution or winding up the holders of common stock would be entitled to share ratably in the distribution of all of our assets remaining available for distribution after satisfaction of all our liabilities and payment to the holders of shares of any class or series of capital stock (including the Series A Preferred Stock) having preferential rights to receive distributions of our assets.

The Series A Preferred Stock entitle the holders thereof to receive cumulative cash dividends when, as and if declared by our board of directors out of legally available funds for such purpose. Each share of Series A Preferred Stock have a fixed liquidation preference of $25.00 per share plus an amount equal to accumulated and unpaid dividends thereon to the date fixed for payment, whether or not declared. Please read “—Liquidation Rights.”

The Series A Preferred Stock represents perpetual equity interests in us and, unlike any potential indebtedness we may incur in the future, will not give rise to a claim for payment of a principal amount at a particular date. As such, the Series A Preferred Stock ranks junior to any future indebtedness and other liabilities with respect to assets available to satisfy claims against us.

All the Series A Preferred Stock are represented by a single certificate issued to the Securities Depository (as defined below) and registered in the name of its nominee and, so long as a Securities Depository has been appointed and is serving, no person acquiring Series A Preferred Stock will be entitled to receive a certificate representing such shares unless applicable law otherwise requires or the Securities Depository resigns or is no longer eligible to act as such and a successor is not appointed. Please read “—Book-Entry System.”

The Series A Preferred Stock are not convertible into common stock or other of our securities and will not have exchange rights or be entitled or subject to any preemptive or similar rights. The Series A Preferred Stock will not be subject to mandatory redemption or to any sinking fund requirements. The Series A Preferred Stock will be subject to redemption, in whole or from time to time in part, at our option commencing on September 30, 2022. Please read “—Redemption.”

Ranking

The Series A Preferred Stock, with respect to dividend distributions and distributions upon the liquidation, winding-up and dissolution of our affairs, rank:

•

senior to all classes of our common stock, and to each other class or series of stock established after the initial issue date of the Series A Preferred Stock by our board of directors, the terms of which class or series do not expressly provide that it is made senior to or on parity with the Series A Preferred Stock as to dividend distributions and distributions upon the liquidation, dissolution or winding-up of our affairs, whether voluntary or involuntary (collectively, the “Junior Securities”);

•

on a parity with any class or series of stock established after the initial issue date of the Series A Preferred Stock by our board of directors, the terms of which class or series are not expressly subordinated or senior to the Series A Preferred Stock as to dividend distributions and distributions upon the liquidation, dissolution or winding-up of our affairs, whether voluntary or involuntary (collectively, the “Parity Securities”); and

•

junior to (i) any future indebtedness and other liabilities with respect to assets available to satisfy claims against us, and (ii) each class or series of capital stock expressly made senior to the Series A Preferred Stock as to the payment of dividends and amounts payable upon liquidation, dissolution or winding up, whether voluntary or involuntary (such shares described in this clause (ii), the “Senior Securities”).

Under the Statement of Designations, we may issue Junior Securities and, so long as cumulative dividends on the Series A Preferred Stock are not in arrears, Parity Securities from time to time in one or more series without the consent of the holders of the Series A Preferred Stock. Our board of directors has the authority to determine the preferences, powers, qualifications, limitations, restrictions and special or relative rights or privileges, if any, of any such series before the issuance of any shares of that series. Our board of directors will also determine the number of shares constituting each series of securities. Our ability to issue additional Senior Securities is limited as described under “—Voting Rights.”

Liquidation Preference

The holders of issued and outstanding Series A Preferred Stock will be entitled, in the event of any liquidation, dissolution or winding up of our affairs, whether voluntary or involuntary, to receive the liquidation preference of $25.00 per share in cash plus an amount equal to accumulated and unpaid dividends thereon to (but not including) the date fixed for payment of such amount (whether or not declared), and no more, before any distribution will be made to the holders of our common stock or any other Junior Securities. A consolidation or merger of us with or into any other entity, individually or in a series of transactions, will not be deemed a liquidation, dissolution or winding up of our affairs for this purpose. In the event that our assets available for distribution to holders of the issued and outstanding Series A Preferred Stock and any Parity Securities are insufficient to permit payment of all required amounts, our assets then remaining will be distributed among the Series A Preferred Stock and any Parity Securities, as applicable, ratably on the basis of their relative aggregate liquidation preferences. After payment of all required amounts to the holders of the outstanding shares of Series A Preferred Stock and Parity Securities, our remaining assets and funds will be distributed among the holders of the common stock and any other Junior Securities then issued and outstanding according to their respective rights.

Voting Rights

The Series A Preferred Stock have no voting rights except as provided by Marshall Islands law and as follows. In the event that six quarterly dividends, whether consecutive or not, payable on Series A Preferred Stock are in arrears, the holders of Series A Preferred Stock will have the right, voting separately as a class together with holders of any other Parity Securities upon which like voting rights have been conferred and are exercisable, at the next meeting of stockholders called for the election of directors, to elect one member of our board of directors, and the size of our board of directors will be increased as needed to accommodate such change (unless the size of our board of directors already has been increased by reason of the election of a director by holders of Parity Securities upon which like voting rights have been conferred and with which the Series A Preferred Stock voted as a class for the election of such director). The right of such holders of Series A Preferred Stock to elect one member of our board of directors will continue until such time as all dividends accumulated and in arrears on the Series A Preferred Stock have been paid in full, at which time such right will terminate, subject to revesting in the event of each and every subsequent failure to pay six quarterly dividends as described above. Upon any termination of the right of the holders of the Series A Preferred Stock and any other Parity Securities to vote as a class for a director, the term of office of all directors then in office elected by such holders voting as a class will terminate immediately. Any director elected by the holders of the Series A Preferred Stock and any other Parity Securities shall each be entitled to one vote per director on any matter before our board of directors.

Unless we have received the affirmative vote or consent of the holders of at least two-thirds of the outstanding Series A Preferred Stock, voting as a single class, we may not (i) adopt any amendment to our articles of incorporation or Statement of Designations, that adversely alters the preferences, powers or rights of the Series A Preferred Stock, (ii) issue any Parity Securities if the cumulative dividends payable on outstanding Series A Preferred Stock are in arrears, or (iii) create or issue any Senior Securities.

On any matter described above on which the holders of the Series A Preferred Stock are entitled to vote as a class, such holders will be entitled to one vote per share. The Series A Preferred Stock held by us or any of our subsidiaries or affiliates will not be entitled to vote.

Dividends

General

Holders of Series A Preferred Stock will be entitled to receive, when, as and if declared by our board of directors out of legally available funds for such purpose, cumulative cash dividends from December 3, 2021.

Dividend Rate

Dividends on Series A Preferred Stock will be cumulative, commencing December 3, 2021 and payable on each Dividend Payment Date, commencing December 30, 2021, when, as and if declared by our board of directors or any authorized committee thereof out of legally available funds for such purpose. Dividends on the Series A Preferred Stock will accrue at a rate of 8.75% per annum per $25.00 stated liquidation preference per Series A Preferred Stock. The dividend rate is not subject to adjustment.

Dividend Payment Date

The “Dividend Payment Dates” for the Series A Preferred Stock will be each March 30, June 30, September 30 and December 30, commencing December 30, 2021. Dividends will accumulate in each dividend period from and including the preceding Dividend Payment Date or the initial issue date, as the case may be, to but excluding, the applicable Dividend Payment Date for such dividend period. If any Dividend Payment Date otherwise would fall on a day that is not a Business Day, declared dividends will be paid on the immediately succeeding Business Day without the accumulation of additional dividends. Dividends on the Series A Preferred Stock will be payable based on a 360-day year consisting of twelve 30-day months.

“Business Day” means a day on which the Nasdaq Stock Market is open for trading and which is not a Saturday, a Sunday or other day on which banks in New York City are authorized or required by law to close.

Payment of Dividends

Not later than the close of business, New York City time, on each Dividend Payment Date, we will pay those dividends, if any, on the Series A Preferred Stock that have been declared by our board of directors to the holders of such shares as such holders’ names appear on our share transfer books maintained by the Registrar and Transfer Agent on the applicable Record Date. The applicable record date (the “Record Date”), will be three Business Days immediately preceding the applicable Dividend Payment Date, except that in the case of payments of dividends in arrears, the Record Date with respect to a Dividend Payment Date will be such date as may be designated by our board of directors in accordance with our Bylaws then in effect and the Statement of Designations.

So long as the Series A Preferred Stock are held of record by the Securities Depository or its nominee, declared dividends will be paid to the Securities Depository in same-day funds on each Dividend Payment Date. The Securities Depository will credit accounts of its participants in accordance with the Securities Depository’s normal procedures. The participants will be responsible for holding or disbursing such payments to beneficial owners of the Series A Preferred Stock in accordance with the instructions of such beneficial owners.

No dividend may be declared or paid or set apart for payment on any Junior Securities (other than dividend payable solely in shares of Junior Securities) unless full cumulative dividends have been or contemporaneously are being paid or provided for on all issued and outstanding Series A Preferred Stock and any Parity Securities through the most recent respective dividend payment dates. Accumulated dividends in arrears for any past dividend period may be declared by our board of directors and paid on any date fixed by our board of directors, whether or not a Dividend Payment Date, to holders of the Series A Preferred Stock on the record date for such payment, which may not be more than 60 days, nor less than 15 days, before such payment date. Subject to the next succeeding sentence, if all accumulated dividends in arrears on all outstanding Series A Preferred Stock and any Parity Securities have not been declared and paid, or sufficient funds for the payment thereof have not been set apart, payment of accumulated dividends in arrears will be made in order of their respective dividend payment dates, commencing with the earliest. If less than all dividends payable with respect to all Series A Preferred Stock and any Parity Securities are paid, any partial payment will be made pro rata with respect to the Series A Preferred Stock and any Parity Securities entitled to a dividend payment at such time in proportion to the aggregate amounts remaining due in respect of such shares at such time. Holders of the Series A Preferred Stock will not be entitled to any dividend, whether payable in cash, property or stock, in excess of full cumulative dividends. No interest or sum of money in lieu of interest will be payable in respect of any dividend payment which may be in arrears on the Series A Preferred Stock.

Redemption

The Series A Preferred Stock represent perpetual equity interests in us. We will have no obligation to redeem or repurchase any Series A Preferred Stock at any time.

Optional Redemption

We may redeem, at our option, in whole or from time to time in part, the Series A Preferred Stock (i) on or after June 30, 2022 and prior to June 30, 2023, at a price equal to $26.00 per Series A Preferred Stock, (ii) on or after June 30, 2023 and prior to June 30, 2024, at a price equal to $25.75 per Series A Preferred Share, (iii) on or after June 30, 2024 and prior to June 30, 2025, at a price equal to $25.50 per Series A Preferred Stock, (iv) on or after June 30, 2025 and prior to June 30, 2026, at a price equal to $25.25 per Series A Preferred Stock and (v) on or after June 30, 2026, at a price equal to $25.00 per Series A Preferred Stock, plus, in each case, an amount equal to all accumulated and unpaid dividends thereon to (but not including) the date of redemption, whether or not declared. Any such optional redemption may be effected only out of funds legally available for such purpose.

Redemption Upon a Change of Control

In connection with a Change of Control (as defined below), we may, at our option, redeem the Series A Preferred Stock, in whole but not in part, no later than 90 days after the first date on which such Change of Control occurs, at a redemption price of (1) if the “Change of Control” occurs prior to December 31, 2023, $26.50 per share and (2) if the “Change of Control” occurs on or after December 31, 2023 at the same redemption prices as apply to an optional redemption as set forth above under “Optional Redemption”, plus, in the case of either (1) or (2), an amount equal to all accumulated and unpaid dividends thereon to (but not including) the date of redemption, whether or not declared. Any such redemption may be effected only out of funds legally available for such purpose.

A “Change of Control” means the following events have occurred and are continuing:

•

the acquisition by any “person” or “group” (within the meaning of Section 13(d)(3) of the Exchange Act) of beneficial ownership, directly or indirectly, through a purchase, merger or other acquisition transaction or series of purchases, mergers or other acquisition transactions of our shares entitling that person or group to exercise more than 50% of the total voting power of all of our shares entitled to vote generally in elections of directors (except that such person or group will be deemed to have beneficial ownership of all securities that such person or group has the right to acquire, whether such right is currently exercisable or is exercisable only upon the passage of time or occurrence of a subsequent condition); and

•

following the closing of any transaction referred to in the above bullet point, neither we nor the acquiring or surviving entity has a class of common securities (or American Depositary Receipts representing such securities) listed on the New York Stock Exchange (“NYSE”), the NYSE American or the Nasdaq Global Select Market, the Nasdaq Global Market or the Nasdaq Capital Market (collectively, “Nasdaq”) or listed or quoted on an exchange or quotation system that is a successor to the NYSE, the NYSE American or the Nasdaq.

Redemption Procedure

We will give notice of any redemption by mail, postage prepaid, not less than 30 days and not more than 60 days before the scheduled date of redemption, to the holders of any shares to be redeemed as such holders’ names appear on our share transfer books maintained by the Registrar and Transfer Agent at the address of such holders shown therein. Such notice shall state: (1) the redemption date, (2) the number of shares of Series A Preferred Stock to be redeemed and, if less than all issued and outstanding Series A Preferred Stock are to be redeemed, the number (and the identification) of shares to be redeemed from such holder, (3) the redemption price, (4) the place where the Series A Preferred Stock are to be redeemed and shall be presented and surrendered for payment of the redemption price therefor, and (5) that dividends on the shares to be redeemed will cease to accumulate from and after such redemption date.

If fewer than all of the issued and outstanding Series A Preferred Stock are to be redeemed, the number of shares to be redeemed will be determined by us, and such shares will be redeemed pro rata or by lot as the Securities Depository shall determine, with adjustments to avoid redemption of fractional shares. So long as all Series A Preferred Stock are held of record by the Securities Depository or its nominee, we will give notice, or cause notice to be given, to the Securities Depository of the number of shares of Series A Preferred Stock to be redeemed and the Securities Depository will determine the number of shares of Series A Preferred Stock to be redeemed from the account of each of its participants holding such shares in its participant account.

So long as the Series A Preferred Stock are held of record by the Securities Depository or its nominee, the redemption price will be paid by the Paying Agent to the Securities Depository on the redemption date. The Securities Depository’s normal procedures provide for it to distribute the amount of the redemption price in same-day funds to its participants who, in turn, are expected to distribute such funds to the persons for whom they are acting as agent.

If we give or cause to be given a notice of redemption, then we will deposit with the Paying Agent funds sufficient to redeem the Series A Preferred Stock as to which notice has been given by the close of business, New York City time, no later than the Business Day immediately preceding the date fixed for redemption, and will give the Paying Agent irrevocable instructions and authority to pay the redemption price to the holder or holders thereof upon surrender or deemed surrender (which will occur automatically if the certificate representing such shares is issued in the name of the Securities Depository or its nominee) of the certificates therefor. If notice of redemption shall have been given, then from and after the date fixed for redemption, unless we default in providing funds sufficient for such redemption at the time and place specified for payment pursuant to the notice, all dividends on such shares will cease to accumulate and all rights of holders of such shares as our stockholders will cease, except the right to receive the redemption price, including an amount equal to accumulated and unpaid dividends to (but not including) the date fixed for redemption, whether or not declared. We will be entitled to receive from the Paying Agent the interest income, if any, earned on such funds deposited with the Paying Agent (to the extent that such interest income is not required to pay the redemption price of the shares to be redeemed), and the holders of any shares so redeemed will have no claim to any such interest income. Any funds deposited with the Paying Agent hereunder by us for any reason, including, but not limited to, redemption of Series A Preferred Stock, that remain unclaimed or unpaid after two years after the applicable redemption date or other payment date, shall be, to the extent permitted by law, repaid to us upon our written request after which repayment the holders of the Series A Preferred Stock entitled to such redemption or other payment shall have recourse only to us.

If only a portion of the Series A Preferred Stock represented by a certificate has been called for redemption, upon surrender of the certificate to the Paying Agent (which will occur automatically if the certificate representing such shares is registered in the name of the Securities Depository or its nominee), the Paying Agent will issue to the holder of such shares a new certificate (or adjust the applicable book-entry account) representing the number of shares of Series A Preferred Stock represented by the surrendered certificate that have not been called for redemption.

Notwithstanding any notice of redemption, there will be no redemption of any Series A Preferred Stock called for redemption until funds sufficient to pay the full redemption price of such shares, including all accumulated and unpaid dividends to the date of redemption, whether or not declared, have been deposited by us with the Paying Agent.

We and our affiliates may from time to time purchase the Series A Preferred Stock, subject to compliance with all applicable securities and other laws. Neither we nor any of our affiliates has any obligation or any present plan or intention, to purchase any Series A Preferred Stock. Any shares repurchased and cancelled by us will revert to the status of authorized but unissued preferred stock, undesignated as to series.

Notwithstanding the foregoing, in the event that full cumulative dividends on the Series A Preferred Stock and any Parity Securities have not been paid or declared and set apart for payment, we may not repurchase, redeem or otherwise acquire, in whole or in part, any Series A Preferred Stock or Parity Securities except pursuant to a purchase or exchange offer made on the same terms to all holders of Series A Preferred Stock and any Parity Securities. Common stock and any other Junior Securities may not be redeemed, repurchased or otherwise acquired unless full cumulative dividends on the Series A Preferred Stock and any Parity Securities for all prior and the then-ending dividend periods have been paid or declared and set apart for payment.

No Sinking Fund

The Series A Preferred Stock do not have the benefit of any sinking fund.

Description of Series B Preferred Stock

The following description of the Series B Preferred Stock is a summary and does not purport to be complete and is qualified by reference to the Statement of Designation filed as an exhibit to the Annual Report to which this is filed as an exhibit.

On October 21, 2022, we issued 16,000 shares of our newly-designated Series B Preferred Stock, par value $0.01 per share. As of December 31, 2025 and April 15, 2026, there were 16,000 shares of Series B Preferred Stock authorized, and 16,000 shares of Series B Preferred Stock issued and outstanding.

Voting

To the fullest extent permitted by law, each share of Series B preferred stock entitles the holder hereof to 25,000 votes per share on all matters submitted to a vote of the shareholders of the Company, provided however, that no holder of Series B preferred stock may exercise voting rights pursuant to Series B preferred stock that would result in the aggregate voting power of any beneficial owner of such shares and its affiliates (whether pursuant to ownership of Series B preferred stock, common stock or otherwise) to exceed 49.99% of the total number of votes eligible to be cast on any matter submitted to a vote of shareholders of the Company. To the fullest extent permitted by law, the holder of Series B preferred stock shall have no special voting or consent rights and shall vote together as one class with the holders of the common stock on all matters put before the shareholders.

Conversion

The Series B preferred stock is not convertible into shares of common stock or any other security.

Redemption

The Series B preferred stock is not redeemable.

Dividends

The Series B preferred stock has no dividend rights.

Transferability

All issued and outstanding Series B preferred stock must be held of record by one holder, and the Series B preferred stock shall not be transferred or sold without the prior approval of our board of directors.

Liquidation Preference

Upon any liquidation, dissolution or winding up of the Company, the Series B preferred stock will rank pari-passu with the common stockholders and shall be entitled to receive a payment equal to the par value of $0.01 per share. The Series B preferred stockholder has no other rights to distributions upon any liquidation, dissolution or winding up of the Company.

Articles of Incorporation and Bylaws

Purpose.

Our purpose is to engage in any lawful act or activity relating to the business of chartering, rechartering or operating tankers, drybulk carriers or other vessels or any other lawful act or activity customarily conducted in conjunction with shipping, and any other lawful act or activity approved by the Board of Directors of the Corporation. Our articles of incorporation and bylaws do not impose any limitations on the ownership rights of our stockholders.

Under our bylaws, annual stockholder meetings will be held at a time and place selected by our Board of Directors. The meetings may be held in or outside of the Marshall Islands. Special meetings may be called by the Board of Directors. Our Board of Directors may set a record date between 15 and 60 days before the date of any meeting to determine the stockholders that will be eligible to receive notice and vote at the meeting.

Directors.

Our directors are elected by a plurality of the votes cast at a meeting of the stockholders by the holders of shares entitled to vote in the election. There is no provision for cumulative voting.

The Board of Directors may change the number of directors by a vote of a majority of the entire board. Each director shall be elected to serve until his successor shall have been duly elected and qualified, except in the event of his death, resignation, removal, or the earlier termination of his term of office. The Board of Directors has the authority to fix the amounts which shall be payable to the members of our Board of Directors for attendance at any meeting or for services rendered to us.

Dissenters’ Rights of Appraisal and Payment.

Under the BCA, our stockholders have the right to dissent from various corporate actions, including any merger or sale of all or substantially all of our assets not made in the usual course of our business, and receive payment of the fair value of their shares. However, the right of a dissenting stockholder under the BCA to receive payment of the fair value of his shares is not available for the shares of any class or series of stock, which shares or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of the stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a securities exchange or admitted for trading on an interdealer quotation system or (ii) held of record by more than 2,000 holders. The right of a dissenting stockholder to receive payment of the fair value of his or her shares shall not be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation. In the event of any further amendment of our articles of incorporation, a stockholder also has the right to dissent and receive payment for his or her shares if the amendment alters certain rights in respect of those shares. The dissenting stockholder must follow the procedures set forth in the BCA to receive payment. In the event that we and any dissenting stockholder fail to agree on a price for the shares, the BCA procedures involve, among other things, the institution of proceedings in the circuit court in the judicial circuit in the Marshall Islands in which our Marshall Islands office is situated. The value of the shares of the dissenting stockholder is fixed by the court after reference, if the court so elects, to the recommendations of a court-appointed appraiser.

Stockholders’ Derivative Actions.

Under the BCA, any of our stockholders may bring an action in our name to procure a judgment in our favor, also known as a derivative action, provided that the stockholder bringing the action is a holder of common stock both at the time the derivative action is commenced and at the time of the transaction to which the action relates.

Anti-takeover Provisions of our Charter Documents.

Several provisions of our articles of incorporation and bylaws may have anti-takeover effects. These provisions are intended to avoid costly takeover battles, lessen our vulnerability to a hostile change of control and enhance the ability of our Board of Directors to maximize stockholder value in connection with any unsolicited offer to acquire us. However, these anti-takeover provisions, which are summarized below, could also discourage, delay or prevent (1) the merger or acquisition of our company by means of a tender offer, a proxy contest or otherwise, that a stockholder may consider in its best interest and (2) the removal of incumbent officers and directors.

Blank Check Preferred Stock.

Under the terms of our articles of incorporation, our Board of Directors has authority, without any further vote or action by our stockholders, to issue up to 200,000,000 shares of blank check preferred stock, of which 800,000 have been designated Series A Preferred Stock and of which 795,878 are issued and outstanding as of April 15, 2026 and 16,000 have been designated Series B Preferred Stock and of which 16,000 are issued and outstanding as of April 15, 2026. Our Board of Directors may issue shares of preferred stock on terms calculated to discourage, delay or prevent a change of control of our company or the removal of our management.

Classified Board of Directors.

Our articles of incorporation provide for a Board of Directors serving staggered, three-year terms. Approximately one-third of our Board of Directors will be elected each year. This classified board provision could discourage a third party from making a tender offer for our shares or attempting to obtain control of our company. It could also delay stockholders who do not agree with the policies of the Board of Directors from removing a majority of the Board of Directors for two years.

Election and Removal of Directors.

Our articles of incorporation and bylaws prohibit cumulative voting in the election of directors. Our bylaws require parties other than the Board of Directors to give advance written notice of nominations for the election of directors. Our bylaws also provide that our directors may be removed only for cause and only upon the affirmative vote of the holders of at least 80% of the outstanding shares of our capital stock entitled to vote for those directors. These provisions may discourage, delay or prevent the removal of incumbent officers and directors.

Calling of Special Meetings of Stockholders.

Our bylaws provide that special meetings of our stockholders may be called only by resolution of our Board of Directors.

Advance Notice Requirements for Stockholder Proposals and Director Nominations.

Our bylaws provide that stockholders seeking to nominate candidates for election as directors or to bring business before an annual meeting of stockholders must provide timely notice of their proposal in writing to the corporate secretary.

Generally, to be timely, a stockholder’s notice must be received at our principal executive offices not less than 90 days or more than 120 days prior to the first anniversary date of the previous year’s annual meeting. If, however, the date of our annual meeting is more than 30 days before or 60 days after the first anniversary date of the previous year’s annual meeting, a stockholder’s notice must be received at our principal executive offices by the later of (i) the close of business on the 90th day prior to the annual meeting date or (ii) the close of business on the tenth day following the date on which such annual meeting date is first publicly announced or disclosed by us. Our bylaws also specify requirements as to the form and content of a stockholder’s notice. These provisions may impede stockholders’ ability to bring matters before an annual meeting of stockholders or make nominations for directors at an annual meeting of stockholders.

Business Combinations.

Our articles of incorporation prohibit us from engaging in a “business combination” with certain persons for three years following the date the person becomes an interested stockholder. Interested stockholders generally include:

•	persons who are the beneficial owners of 15% or more of the outstanding voting stock of the corporation; and

•

persons who are affiliates or associates of the corporation and who hold 15% or more of the corporation’s outstanding voting stock at any time within three years before the date on which the person’s status as an interested stockholder is determined.

Subject to certain exceptions, a business combination includes, among other things:

•	certain mergers or consolidations of the corporation or any direct or indirect majority-owned subsidiary of the company;

•

the sale, lease, exchange, mortgage, pledge, transfer or other disposition of assets having an aggregate market value equal to 10% or more of either the aggregate market value of all assets of the corporation, determined on a consolidated basis, or the aggregate value of all the outstanding stock of the corporation;

•	certain transactions that result in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

•

any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series, or securities convertible into the stock of any class or series, of the corporation that is owned directly or indirectly by the interested stockholder; and

•	any receipt by the interested stockholder of the benefit (except as a stockholder) of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

These provisions of our articles of incorporation do not apply to a business combination if:

•	before a person becomes an interested stockholder, the board of directors of the corporation approves the business combination or transaction in which the stockholder became an interested stockholder;

•

upon consummation of the transaction that resulted in the interested stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, other than certain excluded shares;

•

following a transaction in which the person became an interested stockholder, the business combination is (a) approved by the board of directors of the corporation and (b) authorized at a regular or special meeting of stockholders, and not by written consent, by the vote of the holders of at least two-thirds of the voting stock of the corporation not owned by the stockholder; or

•	the transaction is with a stockholder that was or became an interested stockholder prior to or at the time the Spin-Off was consummated.

Certain Marshall Islands Company Considerations

Our corporate affairs are governed by our amended and restated articles of incorporation and amended and restated bylaws, and by the BCA. You should be aware that the BCA differs in certain material respects from the laws generally applicable to U.S. companies incorporated in the State of Delaware. While the BCA also provides that it is to be interpreted according to the laws of the State of Delaware and other states with substantially similar legislative provisions, there have been few, if any, court cases interpreting the BCA in the Republic of the Marshall Islands and we cannot predict whether Republic of the Marshall Islands courts would reach the same conclusions as U.S. courts. Thus, you may have more difficulty in protecting your interests in the face of actions by the management, directors or controlling stockholders than would stockholders of a corporation incorporated in a U.S. jurisdiction which has developed a substantial body of case law. The following table provides a comparison between the statutory provisions of the BCA and the Delaware General Corporation Law relating to stockholders’ rights.

Marshall Islands	Delaware
Stockholder Meetings and Voting Rights

Held at a time and place as designated or in the manner provided in the bylaws.	Held at such time or place as designated in the certificate of incorporation or the bylaws, or if not so designated, as determined by the board of directors.

Special meetings of the stockholders may be called by the board of directors or by such person or persons as may be authorized by the articles of incorporation or by the bylaws.	Special meetings of the stockholders may be called by the board of directors or by such person or persons as may be authorized by the certificate of incorporation or by the bylaws.

May be held within or outside the Republic of the Marshall Islands.	May be held within or outside Delaware.

Notice:	Notice:

Whenever stockholders are required or permitted to take action at a meeting, written notice shall state the place, date and hour of the meeting and, unless it is the annual meeting, indicate that it is being issued by or at the direction of the person calling the meeting.	Whenever stockholders are required or permitted to take any action at a meeting, written notice shall state the place, if any, date and hour of the meeting and the means of remote communication, if any, by which stockholders may be deemed to be present and vote at the meeting.

A copy of the notice of any meeting shall be given not less than 15 nor more than 60 days before the meeting.	Written notice of any meeting shall be given not less than 10 nor more than 60 days before the date of the meeting.

Any action required or permitted to be taken by meeting of stockholders may be taken without meeting if consent is in writing and is signed by all the stockholders entitled to vote.	Unless otherwise provided in the certificate of incorporation, any action required or permitted to be taken at a meeting of stockholders may be taken without a meeting, without prior notice and without a vote if consent is in writing and signed by the holders of outstanding stock having the number of votes necessary to authorize or take action at a meeting.

Each stockholder entitled to vote may authorize another person to act for him by proxy.	Each stockholder entitled to vote may authorize another person or persons to act for each stockholder by proxy.

Marshall Islands	Delaware

Unless otherwise provided in the articles of incorporation or bylaws, a majority of shares entitled to vote shall constitute a quorum but in no event shall a quorum consist of fewer than one-third of the shares entitled to vote at a meeting.	The certificate of incorporation or bylaws may specify the number necessary to constitute a quorum but in no event shall a quorum consist of less than one-third of the shares entitled to vote at the meeting. In the absence of such specifications, a majority of shares entitled to vote at the meeting shall constitute a quorum.

When a quorum is once present to organize a meeting, it is not broken by the subsequent withdrawal of any stockholders.

Except as otherwise required by the BCA or the articles of incorporation, directors shall be elected by a plurality of the votes cast by holders of shares entitled to vote, and, except as required or permitted by the BCA or the articles of incorporation, any other corporate action shall be authorized by a majority of votes cast by holders of shares entitled to vote thereon

When a quorum is once present to organize a meeting, it is not broken by the subsequent withdrawal of any stockholders.

Unless otherwise specified in the certificate of incorporation or bylaws, directors shall be elected by a plurality of the votes of the stocks entitled to vote on the election of directors, and, in all other matters, the affirmative vote of the majority of the stocks entitled to vote on the subject matter shall be the act of the stockholders.

The articles of incorporation may provide for cumulative voting.	The certificate of incorporation may provide for cumulative voting.

Dissenters’ Rights of Appraisal

Stockholders have a right to dissent from a merger or consolidation or sale or exchange of all or substantially all assets not made in the usual and regular course of business, and receive payment of the fair value of their shares, subject to exceptions.	Appraisal rights shall be available for the shares of a corporation in a merger or consolidation, subject to exceptions.

A holder of any adversely affected shares who does not vote on or consent in writing to an amendment to the articles of incorporation has the right to dissent and to receive payment for such shares if the amendment:	The certificate of incorporation may provide that appraisal rights are available for shares as a result of an amendment to the certificate of incorporation, any merger or consolidation or the sale of all or substantially all of the assets.

Alters or abolishes any preferential right of any outstanding shares having preferences; or

Creates, alters, or abolishes any provision or right in respect to the redemption of any outstanding shares; or

Excludes or limits the right of such holder to vote on any matter, except as such right may be limited by the voting rights given to new shares then being authorized of any existing or new class.

Marshall Islands	Delaware

Stockholders’ Derivative Actions

An action may be brought in the right of a corporation to procure a judgment in its favor by a holder of shares or of a beneficial interest in such shares. It shall be made to appear that the plaintiff is such a holder at the time of bringing the action and that he was such a holder at the time of the transaction of which he complains, or that his shares or his interest therein devolved upon him by operation of law.	In any derivative suit instituted by a stockholder or a corporation, it shall be averred in the complaint that the plaintiff was a stockholder of the corporation at the time of the transaction of which he complains or that such stockholder’s stock thereafter devolved upon such stockholder by operation of law.

Complaint shall set forth with particularity the efforts of the plaintiff to secure the initiation of such action by the board or the reasons for not making such effort.

Such action shall not be discontinued, compromised or settled without the approval of the High Court of the Republic of the Marshall Islands.

Attorney’s fees may be awarded if the action is successful.

Corporation may require a plaintiff bringing a derivative suit to give security for reasonable expenses if the plaintiff owns less than 5% of any class of stock and the shares have a value of $50,000 or less.

Delaware Court of Chancery Rule 23.1 governs the procedures for derivative actions by stockholders.

Directors

Board must consist of at least one member.	Board must consist of at least one member.

Removal:

•

Any or all of the directors may be removed for cause by vote of the stockholders.

•

If the articles of incorporation or the bylaws so provide, any or all of the directors may be removed without cause by vote of the stockholders.

Number of board members may be fixed by the bylaws, by the stockholders, or by action of the board under the specific provisions of a bylaw.

Removal:

•

Any or all of the directors may be removed, with or without cause, by the holders of a majority of the shares entitled to vote except: (1) unless the certificate of incorporation otherwise provides, in the case of a corporation whose board is classified, stockholders may effect such removal only for cause, or (2) if the corporation has cumulative voting, if less than the entire board is to be removed, no director may be removed without cause if the votes cast against such director’s removal would be sufficient to elect such director if then cumulatively voted at an election of the entire board of directors, or, if there be classes of directors, at an election of the class of directors of which such director is a part.

Marshall Islands	Delaware

Number of board members may be changed by amendment of the bylaws, by the stockholders or by action of the board under specific provision of a bylaw; however if the board is authorized to change the number of directors, it can only do so by a majority of the entire board.	Number of board members shall be fixed by the bylaws, unless the certificate of incorporation fixes the number of directors, in which case a change in the number shall be made only by amendment of the certificate.

Duties of Directors

Members of a board of directors owe a fiduciary duty to the company to act honestly and in good faith with a view to the best interests of the company and to exercise the care, diligence and skill that a reasonably prudent person would exercise in comparable circumstances.	The business and affairs of a corporation are managed by or under the direction of its board of directors. In exercising their powers, directors are charged with a fiduciary duty of care to protect the interests of the corporation and a fiduciary duty of loyalty to act in the best interests of its stockholders.